Exhibit 99.1

Press Contacts: Will Thoretz, ISG +1 203 517 3119 will.thoretz@isg-one.com Cait Buckley, Matter Communications for ISG +1 617 874 5214 isg@matternow.com

ISG Announces David Berger to Retire as CFO in June Bert Alfonso Named Executive Vice President and CFO Alfonso Brings Extensive Financial, Capital Markets and Global M&A Experience to ISG

STAMFORD, Conn., April 30, 2021 ― Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, announced today that David Berger, executive vice president and chief financial officer, will retire after nearly 12 years of service with the firm and that Humberto “Bert” Alfonso has been named to succeed him, effective June 7.

Berger will remain with the firm for several months in an advisory role to assist in ongoing M&A projects and to support the transition. He joined ISG in 2009 as executive vice president and CFO and played a pivotal role in helping grow ISG through his financial stewardship of the firm and his work on a series of strategic acquisitions.

“On behalf of my ISG colleagues, I want to extend my deepest gratitude to David for his long and valued service to ISG,” said Michael P. Connors, chairman and CEO. “David has been a strong partner and advisor to me and our executive team and has made many contributions to our success over the last 12 years, including building a world-class finance and legal organization to support our growth plans. I want to thank David for his thoughtful retirement transition planning and his support over the coming months. We wish him and his family much happiness in their next chapter.”

Alfonso is a global senior executive with over 30 years of operating and finance experience with such distinguished companies as Hershey, Cadbury Schweppes and Pfizer. He spent 10 years with The Hershey Company in executive roles, including chief financial officer and president of Hershey International. Alfonso has a proven track record of driving growth, both organically and through mergers and acquisitions, building high-performance teams and creating shareholder value.

Alfonso will be responsible for all areas of finance, legal affairs and M&A for ISG, reporting to Connors, and will join the ISG executive leadership team.

“I am delighted to welcome Bert to ISG,” said Connors. “Bert and I have known each other for 10 years and I have been impressed with his business acumen and vast array of experience. His global operating leadership as a CEO, his service as a CFO of a multibillion-dollar company, his M&A accomplishments and his experience leveraging technology services to support business operations will be extremely valuable to ISG as we accelerate our growth coming out of the pandemic. Bert’s character, integrity and demeanor are an excellent fit for our growth ambitions.”

Alfonso most recently was the CEO of Yowie Group, a global brand licensing company specializing in the development of consumer products and listed on the Australian Securities Exchange. Prior to Hershey, he was executive vice president and CFO of Cadbury Schweppes Americas beverages and vice president and CFO of the Adams Division of Pfizer.

A native of Cuba, Alfonso has lived in Argentina, Canada, Puerto Rico, the U.K. and the U.S. He holds an MBA degree in marketing and a bachelor’s degree in accounting from Rutgers University. Alfonso is a certified public accountant and serves on the Board of Directors of the NYSE-listed Eastman Chemical Company and is chairman of the Board’s audit committee.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including more than 75 of the world’s top 100 enterprises, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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